UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              LifeCell Corporation

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    531927101

                                 (CUSIP Number)

                                  July 10, 2001

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 531927101

1.  Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    Caduceus Private Investments, LP
    06-1588709
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)  a. |_|
                                                                         b. |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
    Number of Shares Beneficially Owned by Each Reporting Person With:

5.  Sole Voting Power

    0
--------------------------------------------------------------------------------
6.  Shared Voting Power

    3,656,250
--------------------------------------------------------------------------------
7.  Sole Dispositive Power

    0
--------------------------------------------------------------------------------
8.  Shared Dispositive Power

    3,656,250
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    3,656,250
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
    |_|
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
--------------------------------------------------------------------------------

CUSIP No. 531927101

1.  Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    OrbiMed Associates LLC
    06-1591208
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)  a. |_|
                                                                         b. |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    New York
--------------------------------------------------------------------------------
    Number of Shares Beneficially Owned by Each Reporting Person With:

5.  Sole Voting Power

    0
--------------------------------------------------------------------------------
6.  Shared Voting Power

    3,656,250
--------------------------------------------------------------------------------
7.  Sole Dispositive Power

    0
--------------------------------------------------------------------------------
8.  Shared Dispositive Power

    3,656,250
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    3,656,250
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
    |_|
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
--------------------------------------------------------------------------------

CUSIP No. 531927101

1.  Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    PW Juniper Crossover Fund, L.L.C.
    13-4135479
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)  a. |_|
                                                                         b. |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
    Number of Shares Beneficially Owned by Each Reporting Person With:

5.  Sole Voting Power

    0
--------------------------------------------------------------------------------
6.  Shared Voting Power

    3,656,250
--------------------------------------------------------------------------------
7.  Sole Dispositive Power

    0
--------------------------------------------------------------------------------
8.  Shared Dispositive Power

    3,656,250
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    3,656,250
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
    |_|
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
--------------------------------------------------------------------------------

CUSIP No. 531927101

1.  Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    OrbiMed Advisors Inc.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)  a. |_|
                                                                         b. |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
    Number of Shares Beneficially Owned by Each Reporting Person With:

5.  Sole Voting Power

    0
--------------------------------------------------------------------------------
6.  Shared Voting Power

    3,656,250
--------------------------------------------------------------------------------
7.  Sole Dispositive Power

    0
--------------------------------------------------------------------------------
8.  Shared Dispositive Power

    3,656,250
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    3,656,250
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
    |_|
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
--------------------------------------------------------------------------------

CUSIP No. 531927101

1.  Name of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).

    OrbiMed Advisors LLC
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)  a. |_|
                                                                         b. |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
    Number of Shares Beneficially Owned by Each Reporting Person With:

5.  Sole Voting Power

    0
--------------------------------------------------------------------------------
6.  Shared Voting Power

    3,656,250
--------------------------------------------------------------------------------
7.  Sole Dispositive Power

    0
--------------------------------------------------------------------------------
8.  Shared Dispositive Power

    3,656,250
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    3,656,250
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
    |_|
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
--------------------------------------------------------------------------------

Item 1.

      (a)   Issuer: LifeCell Corporation

      (b)   Address: One Millenium Way
            Branchburg, New Jersey 08876

Item 2.

      (a)   Name of Person Filing:

            Caduceus Private Investments, LP
            OrbiMed Associates LLC
            PW Juniper Crossover Fund, L.L.C.
            OrbiMed Advisors Inc.
            OrbiMed Advisors LLC

      (b)   Address of Principal Business Offices:

            c/o OrbiMed Advisors LLC
            767 Third Avenue, 6th Floor
            New York, New York 10010

      (c)   Citizenship:

            Please refer to Item 4 on each cover sheet for each filing person

      (d)   Title of Class of Securities
            Common stock

      (e)   CUSIP Number: 531927101

Item 3. Not Applicable

Item 4. Ownership

        Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5. Ownership of Five Percent or Less of a Class

        Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not Applicable

Item 8. Identification and Classification of Members of the Group

        Not Applicable

Item 9. Notice of Dissolution of Group

        Not Applicable

Item 10. Certification

                                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 19, 2001

                                             OrbiMed Advisors Inc.

                                               By:  /s/ Samuel D. Isaly
                                                    ----------------------------
                                               Name: Samuel D. Isaly
                                                    ----------------------------
                                               Title: Portfolio Manager
                                                     ---------------------------

                                             OrbiMed Advisors LLC

                                               By:  /s/ Samuel D. Isaly
                                                    ----------------------------
                                               Name: Samuel D. Isaly
                                                    ----------------------------
                                               Title: Managing Member
                                                     ---------------------------

                                             Caduceus Private Investments, LP

                                               By:  /s/ Samuel D. Isaly
                                                    ----------------------------
                                               Name: Samuel D. Isaly
                                                    ----------------------------
                                               Title: Portfolio Manager
                                                     ---------------------------

                                             OrbiMed Associates LLC

                                               By:  /s/ Samuel D. Isaly
                                                    ----------------------------
                                               Name: Samuel D. Isaly
                                                    ----------------------------
                                               Title: Portfolio Manager
                                                     ---------------------------

                                             PW Juniper Crossover Fund, L.L.C.

                                               By:  /s/ Samuel D. Isaly
                                                    ----------------------------
                                               Name: Samuel D. Isaly
                                                    ----------------------------
                                               Title: Portfolio Manager
                                                     ---------------------------